UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2020

NeuroBo Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001‑37809	47‑2389984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Berkeley Street, 19th Floor Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 702‑9600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NRBO	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On April 13, 2020, NeuroBo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor, pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Registered Offering”), 750,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an offering price of $10 per share.

The Registered Offering resulted in gross proceeds of $7.5 million, before deducting the placement agent’s fees and related offering expenses. The Shares were offered by the Company pursuant to a prospectus supplement to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333‑220315), which was initially filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2017, and was declared effective on September 12, 2017. The Registered Offering is expected to close on or about April 16, 2020, subject to the satisfaction of customary closing conditions.

The Purchase Agreement also contains customary conditions to closing, representations and warranties of the Company, and termination rights of the parties, as well as certain indemnification obligations of the Company. The Purchase Agreement provides that subject to certain exceptions, the Company cannot offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of common stock or other securities convertible into or exercisable or exchangeable for shares of common stock for a period of 90 days from the date of the closing of the Registered Offering. The Purchase Agreement also provides that from the date of the Purchase Agreement until the one year anniversary from the date thereof, the Company cannot enter into a Variable Rate Transaction (as defined in the Purchase Agreement), subject to certain exceptions.

Pursuant to an engagement agreement dated April 7, 2020, the Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as the Company’s exclusive placement agent in connection with the Registered Offering. The Company has agreed to pay the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in the Registered Offering, a $75,000 non-accountable expense allowance and clearing expenses in the amount of $12,900.

The Company will also issue to the Placement Agent, or its designees, warrants (the “Placement Agent’s Warrants”) to purchase up to 37,500 shares of Common Stock, which represents 5.0% of the Shares sold in the Registered Offering. The Placement Agent’s Warrants have an exercise price of $12.50 per share, which represents 125% of the per share offering price of the Shares and a termination date of April 16, 2025.

The foregoing summaries of the Purchase Agreement and the Placement Agent Warrants do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K (the “Report”), and which are incorporated herein in their entirety by reference.

The Company is filing the opinion of its counsel, Sheppard, Mullin, Richter & Hampton LLP, relating to the legality of the issuance and sale of the Shares, as Exhibit 5.1 hereto.

This Report does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 relating to the issuance of the Placement Agent Warrants is hereby incorporated by reference into this Item 3.02. The Placement Agent Warrants and the shares of Common Stock underlying the Placement Agent Warrants have not been registered under the Securities Act and the Placement Agent Warrants have been issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof.

Item 7.01 Regulation FD Disclosure.

On April 14, 2020, the Company issued a press release announcing the pricing of the Registered Offering. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.		Description

4.1		Form of Placement Agent’s Warrant

5.1		Opinion of Sheppard, Mullin, Richter & Hampton, LLP

10.1		Form of Securities Purchase Agreement

99.1	*	Press Release, dated April 14, 2020

*

In accordance with General Instruction B.2 of Form 8‑K, the information in the press release attached as Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROBO PHARMACEUTICALS, INC.

Date: April 15, 2020	By:	/s/ Richard Kang
Richard Kang
President and Chief Executive Officer